EXHIBIT 99.1

Allied Capital Completes Sale of CMBS and CDO Portfolio

Washington, DC, May 3, 2005 — Allied Capital Corporation (NYSE:ALD) announced today that it has completed the sale of its portfolio of commercial mortgage-backed securities (CMBS) and collateralized debt obligation (CDO) bonds and preferred shares to Caisse de dépôt et placement du Québec (the Caisse) for cash proceeds of approximately $976 million and a net realized gain of approximately $216 million after estimated transaction and other costs of approximately $20 million. CWCapital, an affiliate of the Caisse, will be responsible for managing these assets for the Caisse, including surveillance and special servicing.

Allied Capital has also entered into a letter of intent with the Caisse regarding the remainder of Allied Capital’s commercial real estate assets. Additional agreements may be reached that could involve the sale of a portion or all of these assets by the end of the second quarter of 2005.

“Allied Capital has been a recognized leader in commercial real estate securities investing,” said Bill Walton, Chairman and CEO of Allied Capital. “With this sale we are monetizing the value of our sizable CMBS and CDO portfolio for shareholders. Investing in commercial mortgage-backed securities has become more competitive, and the markets have recognized the ability to leverage this asset class in excess of what a BDC structure can accommodate. We therefore concluded that these assets are better suited to a more leveraged capital structure and that the best opportunity for our shareholders is to sell the portfolio as a whole and realize its significant value,” added Bill Walton.

Allied Capital plans to use the cash proceeds to invest in private finance investments, to repay currently outstanding borrowings on its revolving line of credit of approximately $200 million, to repay maturing long-term debt, and for general corporate purposes. Allied Capital anticipates that its net investment income will be lower in the near term until the proceeds can be effectively redeployed into the portfolio, but it is expected that any reduction in net investment income will be offset by the net realized gain resulting from the sale.

For tax purposes, Allied Capital estimates that the net gain from the sale of the CMBS and CDO portfolio will be approximately $229 million, after estimated transaction and other costs. Allied Capital’s dividend is paid from taxable income. Taxable income for 2005, including this gain, is expected to exceed dividends expected to be paid to shareholders in 2005, and Allied Capital expects to spill over excess taxable income to the next tax year as permitted under the tax code. Allied Capital will generally be required to pay a 4% excise tax on any taxable income retained and paid as dividends in the next tax year.

Wachovia Capital Markets, LLC advised Allied Capital on the transaction.

Simultaneous with the CMBS and CDO portfolio sale, Allied Capital and CWCapital have entered into a platform assets purchase agreement, which provides for the sale of certain commercial real estate related assets, including servicer advances, intellectual property, software, and other platform assets to CWCapital. Allied Capital and CWCapital have also entered into a transition services agreement to facilitate the transfer of various servicing and other rights related to this portfolio.

Because of the timing of the closing of this transaction, Allied Capital has accelerated the release of its first quarter 2005 earnings results to today from its originally scheduled May 6, 2005, release date, and will host a conference call for investors tomorrow, May 4, 2005, as discussed below.

Allied Capital will host a webcast/conference call on Wednesday, May 4, 2005 at 8:30 a.m. (EDT). Earnings results and the CMBS and CDO portfolio sale will be discussed on the conference call. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through May 20, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “5844320”. An archived replay will also be available on our website. For complete information about the webcast / conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 80,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

About the Caisse de dépôt et placement du Québec
Caisse de dépôt et placement du Québec is a financial institution that manages funds primarily for public and private pension and insurance plans. As of December 31, 2004, it held CA$102.4 billion of net assets. The Caisse invests in the main financial markets as well as in private equity and real estate. Its subsidiary CDP Capital – Real Estate Advisory Inc. offers advisory services to institutional and private investors internationally. It manages real estate asset portfolios, invests in real estate equity and financing products. The company also manages portfolios of global public real estate securities for its clients and offers structured finance services. CDP Capital – Real Estate Advisory and its companies have offices in Canada, the United States, Europe, Asia and Brazil. Its assets under management total CA$22.8 billion as of December 31, 2004. For more information: www.cdpcapital.com/realestateadvisory/.

About CWCapital
CWCapital is a leading, national full-service lender to the commercial and multifamily real estate industries. CWCapital is majority owned by CDP Capital – Real Estate Advisory. With 175 employees located in 13 offices nationwide across the United States, CWCapital closed over US$1.6 billion of commercial mortgage debt transactions in 2004, and currently services over US$5 billion of loans in 48 states. For its fund investors, CWCapital acquired interests in 13 CMBS subordinate securities in 2004 for a 15% market share. With this transaction, CWCapital’s assets under management will increase to almost US$2 billion. For more information: www.cwcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

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